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                                                                   EXHIBIT 10.52


                                    AGREEMENT

Agreement by and between Howard Janzen ("Janzen") and WilTel Communications Group, Inc., a Nevada corporation, (the "Company") effective as of October 15, 2002 (the "Effective Date"). Reference is made to the Plan of Reorganization of In re Williams Communications Group, Inc. and CG Austria, Inc., Debtors (the "Reorganization Plan"), United States Bankruptcy Court, Southern District of New York, Chapter 11, Case No. 02-11957 (BRL) (the "Proceeding").

FOR VALUABLE CONSIDERATION, Janzen and Company agree as follows:

1. Effective as of 12:01 a.m. on the day following the effective date of the Reorganization Plan, Janzen will resign as an officer, employee and director of Company and its subsidiaries. Janzen and Company hereby agree that the language referenced on Exhibit A hereto to be included in the Company's press release (and other public announcements) regarding such resignation or the circumstances thereof is acceptable to both parties.

2. Janzen shall retain all benefits and rights vested into him as an employee, director, and officer into which he was vested and entitled on the effective date of the Reorganization Plan as an employee of Williams Communications Group, Inc. ("WCG") or Company (as WCG's successor) and nothing in this Agreement or any other predecessor document shall terminate or limit such benefits and rights or the general intent of Janzen and Company to settle all disputes. The vested benefits and rights include, without limitation, the following:

         * Loan Forgiveness, approximate value $5,603,830

         * Tax Gross up for Loans, approximate value $4,452,031

         * Restructuring Incentive approximate value $780,000

         * SERP, approximate value $700,000

         * Base Severance, approximate value $1,040,000

         * All indemnification rights, all director and officer insurance benefits and other coverage, the channeling order in the foregoing Plan of Reorganization, and similar rights as an officer and director of WCG and Company.

The foregoing list may not be exclusive. Such benefits and rights will be paid and maintained in accordance with the terms of the plans and documents under which they were created as in effect on the effective date of the Reorganization Plan, except as discussed in Section 3.


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3. Commencing on the Effective Date and continuing to the fourth anniversary of the Effective Date, Janzen will make himself available during normal business hours to Company upon the reasonable request of Company for consultation regarding any historical matters relating to WCG and any litigation matters relating to WCG which, in the reasonable opinion of Company, require his direct and immediate input. All consulting obligations of Janzen will be performed at a time reasonably convenient to Janzen and in no event will any consulting obligation require Janzen to place any new employment at risk. For making himself available for consultation, Janzen will be paid $400,000 in four installments of $100,000 each, payable on January 2, 2003, January 2, 2004, and January 2, 2005 and on the fourth anniversary of the Effective Date. In addition, Janzen will be reimbursed reasonable out-of-pocket expenses arising in the course of such consultation. Any other consulting agreements with Company or its subsidiaries are superseded and terminated by this Section 3.

4. Janzen will not, without first obtaining Company's express written consent, disclose to others or use for any purpose whatsoever any information or data which pertains to Company's business or interests and which is not freely available to persons not employed by Company. Such information shall include, but not be limited to, technical data and plans, financial data, budgets, organizational plans, business plans and strategies, engineering plans and designs, legal matters and documents, software and network data, investment information, customer and vendor information, and any Company trade secret protected under the Uniform Trade Secrets Act. Janzen warrants that he has returned or will return to Company all existing documents, data or other tangible materials and copies thereof made or acquired by him during his employment which contain any such information or data. Janzen shall abide by all restrictions placed on all information, software and other technology licensed by Company by third parties. Janzen shall maintain the confidentiality of information provided to Company by third parties subject to non-disclosure agreements. Janzen acknowledges that any breach or threatened breach of this
Section 4 would cause irreparable injury to Company and that money damages would not provide an adequate remedy at law for such injury.

5. Janzen acknowledges and agrees that he possesses confidential information about other employees of Company relating to their education, experience, skills, abilities, compensation and benefits, and their interpersonal relationships with customers or suppliers of Company. Janzen acknowledges and agrees that the information he possesses about these other employees is not generally known, is of substantial value to Company in developing its business and in securing and retaining customers, and has been acquired by Janzen because of his position with WCG. Accordingly, Janzen agrees that for one year after the Effective Date, unless otherwise agreed to by Company's Chief People Officer, Janzen will not directly or indirectly, through himself or others, solicit, influence, induce, recruit or encourage an employee of Company or any of its subsidiaries to terminate or otherwise alter his/her relationship with Company or any of its subsidiaries in order to become employed by Janzen, Janzen's employer, or by any


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person or entity engaged in the design, development, production, support, market or sale of products or services competitive with any of Company's products or services (including actual or demonstrably anticipated research or development of Company). Janzen acknowledges that any breach or threatened breach of this
Section 5 would cause irreparable injury to Company and that money damages would not provide an adequate remedy at law for such injury. This provision is not intended to prevent Janzen from being a reference for present and past employees of Company or WCG.

6. Company recognizes that Janzen will remain in the industry, and likely will be employed by a direct competitor of Company. Nothing in this Agreement or any other agreement shall prevent or restrict such employment by Janzen or in any way reduce amounts due to him under Section 2 or 3; and to the extent of any conflicts with this Section 6 and any vested or agreed upon benefit to which Janzen is entitled, this Agreement shall govern, it being understood that except for the restrictions in this Agreement, Janzen shall be absolutely free to compete.

7. This Agreement shall serve as a complete and mutual release of all claims between Janzen and Company, including but not limited to statutory, contract, or common law claims arising in equity or law, out of the restructuring and employment issues between Janzen, WCG, and Company and their respective successors and assigns and their respective shareholders, officers, and directors and Janzen hereby releases Company and its shareholders, officers, employees, and agents, and its and their successors, and Company hereby releases Janzen in respect of the foregoing. Notwithstanding the foregoing, nothing herein shall release WCG or the Company (i) from their obligations to indemnify and defend Janzen as an officer and director under the Reorganization Plan filed in the Proceeding, or (ii) from any obligation to indemnify and defend Janzen in accordance with the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

8. Where there is any conflict in this Agreement and any plan or document governing any vested rights to which Janzen is entitled under Section 2, the terms of the underlying plan or document shall govern as to the issue of the level of benefit accorded. Otherwise, this Agreement shall govern the rights and obligations of the parties with respect to the terms of this Agreement, and shall affirm their vesting in accordance with such plans or documents into Janzen.

9. This Agreement is intended to settle all disputes between Janzen and Company and Company's directors, officers, and shareholders with respect to benefits to which Janzen is entitled upon his resignation and this document is intended to serve as an acceptable severance agreement required by Company or WCG under any benefit plan. Should this Agreement be raised before any court of competent jurisdiction, and the court

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cannot determine as between the evidentiary views of Janzen and the Company, the court shall have jurisdiction to determine the intent of Janzen and the Company based on the record before it, and the court shall not dismiss the claim based on a failure of the meeting of the minds.

IN WITNESS WHEREOF, Janzen and Company have executed this Agreement as of the Effective Date.


WILTEL COMMUNICATIONS
GROUP, INC.


By /s/ H.E. SCRUGGS                          /s/ HOWARD JANZEN
----------------------------                 ------------------------------
                                             Howard Janzen
Title: Senior Vice President



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